Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Turner Funds and to the use of our report dated November 25, 2015 on the financial statements and financial highlights of Turner Medical Sciences Long/Short Fund, Turner Titan II Fund, Turner Emerging Growth Fund, Turner Midcap Growth Fund, and Turner Small Cap Growth Fund, each a series of Turner Funds.   Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 25, 2016